EXHIBIT 99.1

H2O America Announces Third Quarter 2025 Financial Results
•Third quarter 2025 reported diluted EPS of $1.27 and adjusted diluted EPS (non-GAAP)1 of $1.27, an 8% increase in adjusted diluted EPS over the prior year
•2025 year-to-date reported diluted EPS of $2.48 and adjusted diluted EPS (non-GAAP)1 of $2.53, a 14% increase in adjusted diluted EPS over the prior year
•2025 adjusted diluted EPS guidance narrowed to $2.95 to $3.001, the top half of the original range. No change to the long-term diluted EPS growth target
•Quadvest approval process underway, active connections up 11.5%, or 5,400 connections, between December 31, 2024 and September 30, 2025
•Declared $0.42 cash dividend per share of common stock
SAN JOSE, Calif. — October 27, 2025 — H2O America (NASDAQ: HTO) today reported financial results for the third quarter of 2025.
“This quarter’s performance reflects our team’s continued focus on delivering sustainable growth and long-term value,” said chief executive officer, Andrew F. Walters. “We made meaningful progress on our strategic priorities, including advancing the acquisition of Quadvest and reaching an agreement to acquire the Cibolo Valley wastewater system - both of which will significantly expand our presence in Texas. We also secured key regulatory approvals, including a $3.1 million annualized revenue increase in Connecticut, and continued to work closely with the Public Utility Commission of Texas on fair market value appraisals for our pending acquisitions.”
Continued Walters, “These milestones, combined with strong financial results and disciplined infrastructure investment, reinforce our confidence in meeting our full-year guidance and achieving our long-term growth objectives.”
Third Quarter 2025 Operating Results
Net income prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the quarter ended September 30, 2025 was $45.1 million, a 17% increase compared to $38.7 million in the same quarter last year. Diluted EPS for the quarter was $1.27 versus $1.17 in the prior year quarter, an increase of 9%. Adjusting for merger and acquisition activities and real estate transactions, H2O America's adjusted net income (non-GAAP) in the third quarter of 2025 was $45.5 million, an increase of 17% compared to $39.0 million in the prior-year period. Adjusted diluted EPS (non-GAAP) for the quarter was $1.27 versus $1.18 in the prior year quarter, an increase of 8%.
The difference between GAAP net income and adjusted net income for the quarter ended September 30, 2025 was due to expenses incurred for merger and acquisition activities of $0.5 million, net of tax and gain on the real estate transactions of $0.2 million. A full reconciliation of GAAP net income to adjusted net income for the quarter ended September 30, 2025 is included in the tables at the end of this news release.
Operating revenue for the third quarter was $240.6 million, compared to $225.1 million for the same quarter last year, a 7% increase. The increase was driven by rate increases of $21.2 million, primarily in California and Connecticut, and higher customer usage of $0.7 million, partially offset by decreases resulting from regulatory adjustments of $3.9 million.
Operating expenses for the quarter ended September 30, 2025 were $175.9 million, up 6% compared to $166.7 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $2.6 million compared to the same quarter last year primarily due to increases in average per unit costs for purchased water and groundwater extraction, partially offset by decreases in production volume; and

•An increase in administrative and general expenses of $5.6 million primarily attributable to increases in pension costs, salaries and wages, and inflationary increases, partially offset by higher allocations to construction activities.
The effective consolidated income tax rates for the third quarter of 2025 and 2024 were approximately 11% and 5%, respectively. The lower effective tax rate for the three months ended September 30, 2024 was primarily due to a tax accounting method change related to the repairs deductions filed in 2024.
Year-to-Date Operating Results
Net income prepared in accordance with GAAP for the nine months through September 30, 2025 was $86.4 million, a 22% increase compared to $71.0 million in the same period of 2024. GAAP diluted EPS for the nine months was $2.48, an increase of 14% compared to $2.18 diluted EPS in the same period last year. Non-GAAP adjusted net income for the nine months through September 30, 2025 was $88.4 million, a 23% increase compared to $72.0 million in the same period last year. Non-GAAP adjusted diluted EPS for the first nine months was $2.53, an increase of 14% compared to $2.21 adjusted diluted EPS in the same period last year. A full reconciliation of GAAP net income to adjusted net income for the nine months ended September 30, 2025 is included in the tables at the end of this news release.
Operating revenue year-to-date was $606.4 million compared to $550.6 million for the same period last year, a 10% increase. The increase was driven by rate increases of $56.0 million, primarily in California and Connecticut, and higher customer usage of $6.6 million. This was partially offset by a decrease of $6.3 million due to regulatory mechanism adjustments.
Operating expenses for the first nine months of 2025 were $462.0 million, which was up 9% compared to $423.8 million for the same period last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $20.2 million compared to the same period last year primarily related to increased water pass-through costs, decreases in availability of surface water and higher customer usage; and
•An increase in administrative and general expenses of $15.9 million primarily due to an increase related to customer credit losses as a result of the collection of funds in the prior year from the California Extended Water and Wastewater Arrearage Payment Program, as well as increases in acquisition costs, salaries and wages, pension costs, insurance and contracted work.
The effective consolidated income tax rates for the first nine months of 2025 and 2024 were approximately 14% and 10%, respectively. The lower effective tax rate for the nine months ended September 30, 2024 was primarily due to a tax accounting method change related to the repairs deductions filed in 2024.
Capital Expenditures
Through September 30, 2025, H2O America has invested $357.8 million2 in infrastructure, which is approximately 74% of our increased 2025 capital expenditures forecast of $486.0 million2.
Growth through Acquisition
Texas Water and Texas Water Operation Services continue to progress through the regulatory process for their previously announced acquisition of Quadvest. On August 8, 2025, the Public Utility Commission of Texas (PUCT) appointed three appraisers to determine the fair market value (FMV) of the regulated water and wastewater assets being acquired, as required under Texas regulation. The FMV determination will be the average of the three appraisals and the company expects to publicly disclose the FMV determination by early 2026.
Quadvest continues to achieve its anticipated customer growth. Specifically, year-to-date total active connections are up 11.5%, or 5,400 connections, and the backlog of connections under contract pending development remains robust at 90,400.
On August 26, 2025, the Company, through the Texas Water subsidiary, entered into an agreement to acquire a portion of the assets of South Central Water Company, a privately owned wastewater company in Bulverde, Texas, specifically the Cibolo Valley wastewater treatment plant and associated collection systems. Texas Water plans to also use the FMV approach for this acquisition.

Rate Activity and Regulatory Updates
Connecticut
On July 30, 2025, Connecticut Water filed for a Water Infrastructure and Conservation Adjustment (WICA) increase of $3.1 million in annualized revenue for $24.3 million invested in completed projects. On September 24, 2025, the Connecticut Public Utilities Regulatory Authority approved the filing in its entirety. The cumulative WICA surcharge as of October 1, 2025 was 7.47%, collecting $9.1 million on an annual basis.
Maine
On September 22, 2025, Maine Water filed a rate design proposal as part of its rate unification proceeding before the Maine Public Utilities Commission (MPUC). The rate design is revenue neutral as it is intended to better align rates in its ten districts. If approved, the rate design would also offer Maine Water's first affordability rate. A decision is expected from the MPUC in the first quarter of 2026.
Texas
On October 6, 2025, after the quarter end, Texas Water filed an application with the PUCT to increase the system improvement charge (SIC) by $5.1 million for completed water and wastewater projects. A decision from the PUCT is expected in the first half of 2026.
2025 and Long-Term Guidance
The company is narrowing 2025 adjusted diluted EPS guidance to $2.95 to $3.00, the upper half of the original $2.90 to $3.001 range, based on the strong year-to-date results. Further, we are reaffirming our non-linear long-term diluted EPS growth of 5% to 7% through 2029, anchored off of 2022's diluted EPS of $2.43 and excluding the impact of the Quadvest acquisition that we expect to be accretive to our long-term growth rate. The company continues to believe that, based on current business conditions, it will achieve growth over the period in the top half of the 5% to 7% range.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the Forward-Looking Statements of this release and the Risk Factors section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
On October 24, 2025, the Board of Directors of H2O America declared a quarterly cash dividend on common stock of $0.42 per share, payable on December 1, 2025, to shareholders of record at the close of business on November 10, 2025. The 2025 annualized dividend is expected to be $1.68 per share compared with $1.60 per share in 2024.
Dividends have been paid on H2O America’s and its predecessor’s common stock for more than 80 consecutive years, and the annual dividend amount has increased for 57 consecutive years, placing H2O America in an exclusive group of companies.
Financial Results Call Information
Andrew F. Walters, chief executive officer, Ann P. Kelly, chief financial officer and treasurer, and Bruce A. Hauk, president and chief operating officer, will review results for the third quarter in a live webcast presentation at 11 a.m. Pacific Daylight Time, or 2 p.m. Eastern Daylight Time, on Tuesday, October 28, 2025.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until January 19, 2026.

Non-GAAP Financial Measures
H2O America's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP financial measures representing GAAP earnings adjusted to exclude the effects of non-utility real estate transactions and costs associated with mergers and acquisition activities, if any. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of H2O America's business activities excluding these items. Management also believes these non-GAAP financial measures help investors and analysts better understand our actual results compared to our guidance on a non-GAAP basis. H2O America uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.
About H2O America
H2O America is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to over 1.6 million people. H2O America’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. H2O America remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about H2O America, please visit www.h2o-america.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws relating to future events and future results of H2O America and its subsidiaries that are based on current expectations, estimates, forecasts, and projections about H2O America and its subsidiaries and the industries in which H2O America and its subsidiaries operate and the beliefs and assumptions of the management of H2O America. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” “approximately,” “strategy,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.
The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risks associated with the proposed transactions with Quadvest, including, the risk of the proposed transactions not closing on the anticipated timeline, or at all, the ability to obtain required regulatory approvals, and the ability to successfully integrate Quadvest’s operations and realize the projected financial and other benefits of the proposed transactions; (2) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (3) changes in demand for water and other services; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) the effect of the impact of climate change; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, legislative, business and financial market conditions; and (12) the ability to obtain financing on favorable terms, or at all (including the financing for the proposed transactions with Quadvest in a timely manner), which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions. The risks, uncertainties and other factors may cause the actual results, performance or achievements of H2O America to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results, performance or achievements are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of future performance, and speak only as of the date made, and H2O America undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

H2O America Contacts:
Ann P. Kelly
Chief Financial Officer and Treasurer
408.385.4752
Ann.Kelly@H2O-America.com

Jonathan Reeder
Senior Director of Treasury and Investor Relations
475.414.1034
Jonathan.Reeder@H2O-America.com

______________________________
1    Adjusted net income and adjusted diluted EPS are non-GAAP financial measures as defined below. See the tables below for reconciliations to the most comparable GAAP measures. Information reconciling adjusted diluted EPS guidance to the comparable GAAP financial measure is unavailable to the company without unreasonable effort, as discussed below.

2     Includes both utility plant additions and capitalizable costs associated with cloud-computing arrangements.

H2O America
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating revenue	$240,550	225,063	$606,404	550,619
Operating expense:
Production Expenses:
Purchased water	38,163	54,310	101,537	118,631
Power	8,175	3,396	15,509	8,560
Groundwater extraction charges	39,608	25,081	84,253	54,759
Other production expenses	12,374	12,919	36,857	36,020
Total production expenses	98,320	95,706	238,156	217,970
Administrative and general	31,306	25,708	87,861	71,964
Maintenance	8,016	8,512	22,985	23,080
Property taxes and other non-income taxes	9,516	9,361	27,217	26,610
Depreciation and amortization	28,765	27,423	85,797	84,159
Total operating expense	175,923	166,710	462,016	423,783
Operating income	64,627	58,353	144,388	126,836
Other (expense) income:
Interest on long-term debt and other interest expense	(17,898)	(17,516)	(54,292)	(53,394)
Pension non-service credit	1,587	940	4,810	2,829
Other, net	2,607	(1,197)	5,384	2,659
Income before income taxes	50,923	40,580	100,290	78,930
Provision for income taxes	5,791	1,928	13,932	7,883
Net income	45,132	38,652	86,358	71,047
Other comprehensive loss, net	—	—	—	(442)
Comprehensive income	$45,132	38,652	$86,358	70,605

Earnings per share
—Basic	$1.27	1.17	$2.49	2.19
—Diluted	$1.27	1.17	$2.48	2.18
Dividends per share	$0.42	0.40	$1.26	1.20
Weighted average shares outstanding
—Basic	35,543,224	32,896,967	34,706,183	32,458,666
—Diluted	35,643,826	32,982,580	34,797,374	32,530,954

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
Assets
Utility plant:
Land	$44,657	44,657
Depreciable plant and equipment	4,526,148	4,249,314
Construction work in progress	277,948	179,486
Intangible assets	51,683	51,604
Total utility plant	4,900,436	4,525,061
Less: accumulated depreciation and amortization	1,102,312	1,036,450
Net utility plant	3,798,124	3,488,611

Nonutility properties	1,314	1,314
Less: accumulated depreciation	101	98
Net nonutility properties	1,213	1,216

Current assets:
Cash and cash equivalents	11,314	11,114
Accounts receivable:
Customers, net of allowances for credit losses of $1,050 and $1,172 on September 30, 2025 and December 31, 2024, respectively	86,008	68,679
Income tax	—	5,953
Other	6,490	7,059
Accrued unbilled revenue	73,131	60,847
Prepaid expenses	15,989	10,297
Current regulatory assets	7,047	18,172
Other current assets	7,227	8,593
Total current assets	207,206	190,714
Other assets:
Regulatory assets, less current portion	242,376	224,055
Investments	19,271	18,087
Postretirement benefit plans	70,092	66,422
Goodwill	640,311	640,311
Other	32,061	28,893
Total other assets	1,004,111	977,768
Total assets	$5,010,654	4,658,309

H2O America
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 35,805,089 on September 30, 2025 and 33,629,169 on December 31, 2024	$36	34
Additional paid-in capital	941,759	827,796
Retained earnings	579,908	537,184
Accumulated other comprehensive income	1,960	1,960
Total stockholders’ equity	1,523,663	1,366,974
Long-term debt, less current portion	1,756,955	1,706,904
Total capitalization	3,280,618	3,073,878

Current liabilities:
Lines of credit	126,368	119,124
Current portion of long-term debt	18,010	3,648
Accrued groundwater extraction charges, purchased water and power	42,457	25,118
Accounts payable	61,238	56,256
Accrued interest	18,319	17,476
Accrued payroll	13,596	15,193
Current regulatory liabilities	3	1,122
Other current liabilities	24,172	23,236
Total current liabilities	304,163	261,173

Deferred income taxes	302,959	276,043
Advances for construction	183,892	155,397
Contributions in aid of construction	343,295	340,738
Postretirement benefit plans	44,264	45,063
Regulatory liabilities, less current portion	528,206	483,719
Other noncurrent liabilities	23,257	22,298
Commitments and contingencies
Total capitalization and liabilities	$5,010,654	4,658,309

H2O America
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Reported GAAP Net Income	$45,132	38,652	$86,358	71,047
Adjustments:
(Gain)/loss on sale of real estate investments[1]	(273)	60	(273)	969
Expense for merger and acquisition activities[2]	700	361	3,048	361
Tax effect of above adjustments[3]	(109)	(120)	(766)	(411)
Adjusted Net Income (non-GAAP)	$45,450	38,953	$88,367	71,966

Reported GAAP Diluted Earnings Per Share	$1.27	1.17	$2.48	2.18
Adjustments:
(Gain)/loss on sale of real estate investments, net of tax	(0.01)	—	(0.01)	0.02
Expense for merger and acquisition activities, net of tax	0.01	0.01	0.06	0.01
Adjusted Diluted Earnings Per Share (non-GAAP)	$1.27	1.18	$2.53	2.21
1 Included in the "Other, net" line on the condensed consolidated statements of comprehensive income.
2 Included in the "Administrative and general" line on the condensed consolidated statements of income.
3 The tax effect on all adjustments is calculated at the applicable statutory rate.